Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Advanced Micro Devices, Inc. filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our reports dated May 14, 2021, with respect to the consolidated financial statements and schedule of Xilinx, Inc., and the effectiveness of internal control over financial reporting of Xilinx, Inc., included in its Annual Report (Form 10-K) for the year ended April 3, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

February 3, 2022